                                                                     EXHIBIT 4.1




                                NATIONSBANK, N.A.

                      NATIONSBANC MONTGOMERY SECURITIES LLC

                           CREDIT SUISSE FIRST BOSTON

April 5, 1999

Fremont Investors I, LLC
Fifty Fremont Street, Suite 3700
San Francisco, CA 94105

Attention:   Mark N. Williamson


         Re: $125,000,000 Senior Secured Credit Facilities
             Commitment Letter


Ladies and Gentlemen:

You have advised NationsBank, N.A. ("NATIONSBANK"), NationsBanc Montgomery Securities LLC ("NMS") and Credit Suisse First Boston ("CSFB") that Fremont Investors I, LLC or one of its affiliates (the "BUYER") intends to invest in a leveraged recapitalization (the "TRANSACTION") of Juno Lighting, Inc. (the "BORROWER"), as more specifically described in the Sources and Uses Table attached hereto as Schedule I, with the respective amounts expended in connection therewith being set forth therein. References herein to the "Transaction" shall include the financing described herein, and all other transactions related to the Transaction.

You have also advised NationsBank, NMS and CSFB that you propose to finance the Transaction, the related premiums, fees and expenses and the ongoing general corporate needs of the Borrower and its subsidiaries after completion of the Transaction from the following sources: (a) not less than $106 million in common and preferred equity on terms to be agreed upon by you and us (the "EQUITY FINANCING"), (b) approximately $90.5 million from senior credit facilities (the "SENIOR CREDIT FACILITIES") of the Borrower comprised of term loan facilities aggregating $90 million (the "TERM LOAN FACILITIES") and a $35 million revolving credit facility (the "REVOLVING CREDIT FACILITY"), (c) at least $125 million in gross proceeds from the Borrower's issuance of senior subordinated unsecured notes (the "SENIOR SUBORDINATED NOTES") and (d) existing cash balances of the Borrower. The Revolving Credit Facility will also be used to finance the continuing operations of the Borrower and its subsidiaries after consummation of the Transaction.

In connection with the foregoing and upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET"), (a) NationsBank is pleased to advise you of its commitment (this letter being the "COMMITMENT LETTER") to provide $81,250,000 of the Senior Credit Facilities, and (b) CSFB is pleased to advise you of its commitment to provide $43,750,000 of the Senior Credit Facilities. The commitments of NationsBank and CSFB are several and shall be allocated ratably among the Senior Credit Facilities. NMS is pleased to advise you of its willingness to form a syndicate of financial institutions (the "LENDERS") reasonably acceptable to you, NationsBank and CSFB for the Senior Credit Facilities.

NationsBank will act as the sole and exclusive administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Senior Credit Facilities. NMS will act as the sole and exclusive lead arranger and book manager for the Senior Credit Facilities. CSFB will be named as syndication agent (the "SYNDICATION AGENT") for the Senior Credit Facilities. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of NationsBank, NMS and CSFB.

NMS will syndicate and arrange the Senior Credit Facilities, in consultation with CSFB. You agree to take reasonable steps to actively assist, and to cause the Borrower to assist, NMS in achieving a syndication of

Fremont Investors I, LLC
April 5, 1999
Page 2

the Senior Credit Facilities that is reasonably satisfactory to NMS and CSFB. Such assistance by you and the Borrower shall include (a) your providing and causing your advisors to provide NMS, NationsBank, CSFB and the other Lenders upon request with all information reasonably deemed necessary by NMS to complete syndication, including, but not limited to, information and evaluations prepared by the Buyer, the Borrower and their advisors, or on their behalf, relating to the Transaction; (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from existing lending relationships of the Buyer and the Borrower; and (d) otherwise assisting NMS in its syndication efforts, including by making senior management and advisors of the Buyer, the Borrower and its subsidiaries available from time to time on reasonable notice to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that NationsBank and NMS, after consultation with CSFB and you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at NMS's sole discretion and that any syndication prior to execution of the definitive documentation for the Senior Credit Facilities will reduce ratably the commitments of NationsBank and CSFB.

In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NMS under the structure outlined in the Term Sheet, you agree that NationsBank and NMS shall be entitled, in consultation with CSFB and you, to change the pricing (exclusive of the fees provided for in the Fee Letter, as later defined herein), structure or other terms of the Senior Credit Facilities if NationsBank and NMS determine that such changes are advisable to achieve a syndication that is reasonably satisfactory to NationsBank and NMS, provided that (i) the total amount of the Senior Credit Facilities remains unchanged,
(ii) interest rates on the Senior Credit Facilities shall not be increased by more than 0.25% over the applicable percentages as shown in the attached Term Sheet, (iii) the maturity and amortization schedule of the Senior Credit Facilities as set forth in the attached Term Sheet shall not be changed in such a manner which shall materially restrict the Borrower's operational flexibility,
(iv) the financial covenant ratios contained in the Credit Agreement signed at closing shall not be made materially more restrictive after closing, and (v) the pricing, terms and structure of the Senior Credit Facilities are reasonably consistent with comparable syndications occurring in the market. The agreement in this paragraph shall survive closing of the Senior Credit Facilities.

The commitments of NationsBank and CSFB hereunder and the agreement of NMS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to each of NMS, NationsBank and CSFB in their sole discretion: (a) each of the terms and conditions set forth herein and in the Term Sheet; (b) the proceeds from the Senior Subordinated Notes, the Equity Financing, and the cash balances of the Borrower at the closing of the Senior Credit Facilities, together with approximately $91 million from the Senior Credit Facilities, shall be sufficient to finance the Transaction; (c) the absence of a material breach of any representation, warranty or agreement of the Buyer set forth herein; (d) execution by the Buyer and the Borrower and/or other appropriate parties of a definitive purchase agreement and other related documentation for the Transaction (collectively, the "TRANSACTION DOCUMENTS"), which Transaction Documents shall be in form and substance reasonably satisfactory to NMS, NationsBank and CSFB; (e) NMS, NationsBank and CSFB shall be satisfied that prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower (other than the Senior Subordinated Notes described herein); (f) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Term Sheet and otherwise reasonably satisfactory to NMS, NationsBank and CSFB (the "CREDIT AGREEMENT DOCUMENTS"); (g) no material adverse change in or material disruption of conditions in

Fremont Investors I, LLC
April 5, 1999
Page 3


the financial, banking or capital markets which NMS, NationsBank or CSFB, in their reasonable discretion, deem material in connection with the syndication of the Senior Credit Facilities shall have occurred and be continuing; (h) no change, occurrence or development that could, in the reasonable opinion of NMS, NationsBank or CSFB, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, shall have occurred or become known to NMS, NationsBank or CSFB; and (i) NMS, NationsBank and CSFB not becoming aware after the date hereof of any information or other matter which in any of their judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to any of them prior to the date hereof (in which case NMS may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).

You hereby represent, warrant and covenant that (a) to your knowledge, all information, other than the Projections (defined below), which has been or is hereafter made available to NMS, NationsBank, CSFB or the Lenders by you or any of your repres.entatives in connection with the transactions contemplated hereby (the "INFORMATION") is and, as of its date, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to NMS, NationsBank, CSFB or the Lenders by you or any of your representatives (the "PROJECTIONS") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish NMS, NationsBank and CSFB with such Information and Projections as they may reasonably request (including due diligence investigations of the Borrower prepared by accountants and advisors of the Buyer to the extent permitted by such accountants and advisors) and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation, warranty and covenant in the preceding sentence is correct on such closing date. You understand that in arranging and syndicating the Senior Credit Facilities, NationsBank, NMS and CSFB will be using and relying on the Information and the Projections without independent verification thereof. We acknowledge that the Projections are subject to significant contingencies and uncertainties, many of which are beyond your control, and that there can be no assurance that the Projections will be realized.

By acceptance of this offer, you agree to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of Jones, Day, Reavis & Pogue, counsel for the Administrative Agent and the Syndication Agent, and due diligence expenses) incurred before or after the date hereof by NMS, NationsBank and CSFB in connection with the Senior Credit Facilities, the syndication thereof and the other transactions contemplated hereby; provided, however, that the aggregate fees and expenses incurred before March 26, 1999, shall not exceed $6,500 for NMS and NationsBank and $3,500 for CSFB.

You agree to indemnify and hold harmless NationsBank, NMS, CSFB and each of their respective affiliates and their respective directors, officers, employees, advisors and agents (each, an "INDEMNIFIED PARTY") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transaction or any similar transaction and any of the other transactions contemplated thereby, or (b) the Senior Credit Facilities or any other financings, or any use made or proposed to be made with the proceeds thereof (including any arising out of the negligence of any Indemnified Party), unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Indemnified Party. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your shareholders or creditors or an Indemnified Party and whether or not the Transaction is consummated. You agree that no Indemnified

Fremont Investors I, LLC
April 5, 1999
Page 4


Party shall have any liability to you or your subsidiaries or affiliates or to your or their respective security holders or creditors for any indirect or consequential damages arising out of, related to or in connection with the Transaction or any of the financings.

The terms of this Commitment Letter, the Term Sheet and the fee letter among you, NMS, NationsBank and CSFB of even date herewith (the "FEE LETTER") are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facilities or as may be required by law, may not be disclosed in whole or in part to any other person or entity (including the Borrower) without the prior written consent of NMS, NationsBank and CSFB; provided, however, it is understood and agreed that you may disclose the terms of this Commitment Letter and the Term Sheet (but not the Fee Letter) (i) on a confidential basis to the board of directors and advisors of the Borrower in connection with their consideration of the Transaction, and (ii) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the SEC and other applicable regulatory authorities and stock exchanges, and in proxy and other materials disseminated to stockholders and other purchasers of securities of the Borrower.

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder; provided, however, that the Buyer shall be deemed released from its reimbursement and indemnification obligations hereunder upon the execution of all the Credit Agreement Documents.

In connection with the services and transactions contemplated hereby, the Buyer agrees that NationsBank, NMS and CSFB are permitted to access, use and share (on a confidential basis) with any of their respective bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Buyer, the Borrower or any of their respective affiliates that is or may come into the possession of NationsBank, NMS, CSFB or any of such affiliates. NationsBank, NMS, CSFB and their respective affiliates will treat confidential information relating to the Buyer, the Borrower and their respective affiliates with the same degree of care as they treat their own confidential information.

This Commitment Letter and the Fee Letter shall be governed by laws of the State of New York. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and thereby or the actions of NationsBank, NMS and CSFB in the negotiation, performance or enforcement hereof.

This Commitment Letter supersedes that certain commitment letter dated March 26, 1999, issued by NMS and NationsBank to Fremont Investors I, LLC (the "PRIOR COMMITMENT LETTER"), and this Commitment Letter, together with the Term Sheet and the Fee Letter, set forth the entire understanding of the parties with respect to the Senior Credit Facilities. The Buyer, NMS, and NationsBank hereby terminate the Prior Commitment Letter and agree that neither NMS, NationsBank nor Fremont Investors I, LLC shall have any liabilities or obligations thereunder, including those obligations that expressly survive any termination of the Prior Commitment Letter. This Commitment Letter may be modified or amended only by the written agreement of all of the parties hereto. This Commitment Letter is not assignable by you without the prior written consent of NMS, NationsBank and CSFB and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. Upon execution of a Credit Agreement by the Borrower, the Buyer shall be released from all obligations hereunder, and this Commitment Letter shall be of no further force or effect, except to the extent that the Buyer's obligations hereunder are assumed by the Borrower.

This offer will expire at 5:00 p.m. CST on April 7, 1999 unless you execute this Commitment Letter and the Fee Letter and return them to NMS prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earliest to occur of (a) the closing of the Transaction without the use of the Senior Credit Facilities, (b) the acceptance

Fremont Investors I, LLC
April 5, 1999
Page 5


by the Borrower or any of its affiliates of an offer for all or any substantial part of the capital stock or assets of the Borrower other than the offer contemplated hereby, and (c) July 31, 1999, unless definitive documentation for the Senior Credit Facilities is executed and delivered prior to such date.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS AND CONDITIONS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

NATIONSBANK, N.A.



By:
        ----------------------------------
Title:  Senior Vice President


NATIONSBANC MONTGOMERY SECURITIES LLC



By:
        ----------------------------------
Title:  Principal


CREDIT SUISSE FIRST BOSTON



By:
        ----------------------------------

Title:
        ----------------------------------


By:
        ----------------------------------
Title:

        ----------------------------------


Accepted and Agreed to
as of ________________, ____:


FREMONT INVESTORS I, LLC



By:
        ----------------------------------

Title:
        ----------------------------------

                                   SCHEDULE I


                             SOURCES AND USES TABLE


The Buyer will invest not less than $106.0 million of equity in the Borrower and the Borrower will borrow (i) approximately $90.5 million under newly arranged Senior Credit Facilities in the amount of $125.0 million and (ii) not less than $125.0 million under newly issued Senior Subordinated Notes. The proceeds, along with existing cash balances of the Borrower of approximately $107.0 million shall be applied by the Borrower to (i) purchase approximately $404.9 million of outstanding capital stock of the Borrower (ii) refinance substantially all existing debt of the Borrower in the approximate amount of $3.3 million, and
(iii) pay fees and expenses estimated at approximately $20.3 million. Upon completion of the Transaction, the Buyer will own at least 55% of the capital stock of the Borrower on a fully diluted basis, with the remainder being held publicly and by the management of the Borrower.


SOURCES ($ MILLIONS)
--------------------
Existing Cash Balances                                                                               $ 107.0
Revolving Credit Facilities (Amount funded at Closing)*                                                  0.5
Tranche A Term Loan Facility                                                                            40.0
Tranche B Term Loan Facility                                                                            50.0
Senior Subordinated Notes                                                                              125.0
Equity Financing                                                                                       106.0
Existing Equity Rolled                                                                                  60.0
                                                                                                      ------
Total Sources                                                                                         $488.5


USES ($ MILLIONS)
-----------------
Purchase capital stock of Borrower                                                                    $404.9
Existing Equity Rolled                                                                                  60.0
Refinance substantially all existing debt of Borrower                                                    3.3
Payment of fees & expenses                                                                              20.3
                                                                                                      ------
Total Uses                                                                                            $488.5




--------------------
*  Total amount of Revolving Credit Facility will be $35.0 million.

                                                                       EXHIBIT A

                               JUNO LIGHTING, INC.

                         SUMMARY OF TERMS AND CONDITIONS

                                  APRIL 5, 1999

Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Senior Secured Credit Facilities Commitment Letter (the "COMMITMENT LETTER"), dated of even date herewith, to which this Summary of Terms and Conditions is attached.
================================================================================


BORROWER:                                 Juno Lighting, Inc. (the "BORROWER").

GUARANTORS:                               The Senior Credit Facilities (defined
                                          below) shall be guaranteed by each
                                          existing and future direct and
                                          indirect domestic subsidiary of the
                                          Borrower (collectively, the
                                          "GUARANTORS"). All guarantees shall be
                                          guarantees of payment and not of
                                          collection.

ADMINISTRATIVE AGENT:                     NationsBank, N.A. (the
                                          "ADMINISTRATIVE AGENT" or
                                          "NATIONSBANK") will act as sole and
                                          exclusive administrative and
                                          collateral agent. As such,
                                          NationsBank, in consultation with
                                          CSFB, will negotiate with the
                                          Borrower, act as the primary contact
                                          for the Borrower and perform all other
                                          duties associated with the role of
                                          exclusive Administrative Agent.

LEAD ARRANGER
AND BOOK
MANAGER:                                  NationsBanc Montgomery Securities LLC
                                          ("NMS").

SYNDICATION AGENT:                        Credit Suisse First Boston ("CSFB" or
                                          the "SYNDICATION AGENT").

LENDERS: A syndicate of financial institutions (including NationsBank and CSFB) arranged by NMS in consultation with CSFB, which institutions shall be reasonably acceptable to the Borrower and the Administrative Agent
                                          (collectively, the "LENDERS").

SENIOR CREDIT
FACILITIES:                               An aggregate principal amount of up to
                                          $125 million will be available upon
                                          the terms and conditions hereinafter
                                          set forth:

                                          Revolving Credit Facility: $35 million
                                          revolving credit facility (the
                                          "REVOLVING CREDIT FACILITY"), which
                                          will include a sublimit for the
                                          issuance of standby and commercial
                                          letters of credit (each a "LETTER OF
                                          CREDIT") in an amount to be mutually
                                          determined, and a $3 million sublimit
                                          for swingline loans (each a "SWINGLINE
                                          LOAN"). Letters of Credit will be
                                          issued by NationsBank (in such
                                          capacity, the "FRONTING BANK"), and
                                          Swingline Loans will be made available
                                          by NationsBank, and each Lender will
                                          purchase an irrevocable and
                                          unconditional participation in each
                                          Letter of Credit.

                                          Tranche A Term Loan Facility: $40
                                          million term loan facility (the
                                          "TRANCHE A TERM FACILITY").

                                          Tranche B Term Loan Facility: $50
                                          million term loan facility (the
                                          "TRANCHE B TERM FACILITY" and,
                                          together with the Tranche A Term
                                          Facility, the "TERM LOAN FACILITIES").

                                          The Revolving Credit Facility and the
                                          Term Loan Facilities are collectively
                                          referred to herein as the "SENIOR
                                          CREDIT FACILITIES".

SWINGLINE OPTION:                         Swingline Loans will be made available
                                          by the Administrative Agent on a same
                                          day basis in an aggregate amount not
                                          exceeding $3 million. The
                                          Administrative Agent, in its sole
                                          discretion, may make Revolving Credit
                                          Loans to repay Swingline Loans. Each
                                          Lender will agree to provide its pro
                                          rata portion of Revolving Credit Loans
                                          if so requested by the Administrative
                                          Agent, regardless of the existence of
                                          any default or event of default.

PURPOSE: The proceeds of the Senior Credit Facilities shall be used: (i) to refinance the outstanding principal amount of existing indebtedness of the Borrower and its subsidiaries; (ii) to purchase approximately 16.2 million shares of the Borrower's capital stock pursuant to the Transaction Documents (defined below); (iii) to pay fees and expenses incurred in connection with the Transaction; and (iv) to provide for working capital and other general corporate purposes of the Borrower and its subsidiaries.

CLOSING: The execution of definitive loan documentation, to occur on or before July 31, 1999 but no earlier than six weeks following the Buyer's acceptance of the Commitment Letter ("CLOSING").

INTEREST RATES:                           As set forth in Addendum I.

MATURITY:                                 The Revolving Credit Facility shall
                                          terminate and all amounts outstanding
                                          thereunder shall be due and payable in
                                          full six years from Closing.

                                          The Term Loan Facilities shall be
                                          subject to repayment according to the
                                          Scheduled Amortization, with the final
                                          payment of all amounts outstanding
                                          thereunder being due and payable in
                                          full six years from Closing for the
                                          Tranche A Term Facility and seven
                                          years from Closing for the Tranche B
                                          Term Facility.

AVAILABILITY:                             Revolving Credit Facility: Loans under
                                          the Revolving Credit Facility (the
                                          "REVOLVING CREDIT LOANS") (including
                                          Swingline Loans) may be made, and
                                          Letters of Credit may be issued, on a
                                          revolving basis up to the full amount
                                          of the Revolving Credit Facility.

                                          Term Loan Facilities: Loans made under
                                          the Tranche A Term Facility ("TRANCHE
                                          A TERM LOANS") and loans made under
                                          the Tranche B Term Facility ("TRANCHE
                                          B TERM LOANS") will be available in a
                                          single borrowing at Closing. The Term
                                          Loan Facilities will be subject to
                                          quarterly amortization of principal,
                                          based upon the annual amounts set
                                          forth below (the "SCHEDULED
                                          AMORTIZATION").


                                                                               Tranche A            Tranche B
                                               Loan year 1                        $ 3,000,000            $ 500,000
                                               Loan year 2                        $ 5,000,000            $ 500,000
                                               Loan year 3                        $ 6,000,000            $ 500,000
                                               Loan year 4                        $ 8,000,000            $ 500,000
                                               Loan year 5                        $ 8,000,000            $ 500,000
                                               Loan year 6                       $ 10,000,000            $ 500,000
                                               Loan year 7                                 --         $ 47,000,000
                                                 Total                           $ 40,000,000         $ 50,000,000



SECURITY:                                 Concurrently with the Transaction, the
                                          Administrative Agent (on behalf of the
                                          Lenders) shall receive a first
                                          priority perfected security interest
                                          in (i) all of the capital stock of the
                                          Borrower owned by the Buyer, all
                                          capital stock of each of the domestic
                                          subsidiaries (direct or indirect) of
                                          the Borrower owned by a domestic
                                          company and 65% of the capital stock
                                          of each foreign subsidiary (direct or
                                          indirect) of the Borrower owned by a
                                          domestic company, which capital stock
                                          shall not be subject to any other lien
                                          or encumbrance; and (ii) all other
                                          present and future domestic assets and
                                          properties of the Borrower and its
                                          domestic subsidiaries (including,
                                          without limitation, accounts
                                          receivable, inventory, real property,
                                          machinery, equipment, contracts,
                                          trademarks, copyrights, patents,
                                          license rights and general
                                          intangibles).

                                          The priority of the lien and security
                                          interest of the Administrative Agent
                                          shall be supported by such landlord
                                          and mortgagee waivers, warehousemen
                                          and bailee letters, material third
                                          party consents, intercreditor
                                          agreements and other agreements as
                                          shall be reasonably requested by the
                                          Administrative Agent, in each case in
                                          form and substance reasonably
                                          satisfactory to the Administrative
                                          Agent.

                                          The foregoing security shall ratably
                                          secure the Senior Credit Facilities
                                          and any interest rate swap/foreign
                                          currency swap or similar agreements
                                          with a Lender or its affiliates under
                                          the Senior Credit Facilities.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                               In addition to the Scheduled
                                          Amortization, the Senior Credit
                                          Facilities will be prepaid by an
                                          amount equal to (i) 100% of the net
                                          cash proceeds of all asset sales by
                                          the Borrower or any subsidiary of the
                                          Borrower (including sales of stock of
                                          subsidiaries), subject to de minimus
                                          baskets and reinvestment provisions to
                                          be agreed upon and net of selling
                                          expenses and taxes to the extent such
                                          taxes are paid; (ii) 75% (if the
                                          Funded Debt to EBITDA Ratio (to be
                                          defined in the loan documentation) is
                                          equal to or greater than 3.75:1.00.)
                                          or 50% (if the Funded Debt to EBITDA
                                          Ratio is less than 3.75:1.00) of
                                          Excess Cash Flow (to be defined in the
                                          loan documentation); (iii) 100% of the
                                          net cash proceeds from the issuance of
                                          any debt (excluding certain permitted
                                          debt to be agreed upon) by the
                                          Borrower or any subsidiary of the
                                          Borrower; and (iv) 100% of the net
                                          cash proceeds from the issuance of
                                          equity by the Borrower or any
                                          subsidiary of the Borrower, with
                                          certain exceptions to be mutually
                                          agreed upon. Prepayments
                                          shall be applied pro rata to reduce
                                          the Tranche A Term Loans and the
                                          Tranche B Term Loans and within each
                                          tranche pro rata with respect to each
                                          remaining installment of principal.
                                          Lenders holding the Tranche B Term
                                          Loans may, so long as there is a
                                          principal balance outstanding with
                                          respect to the Tranche A Term Loans,
                                          decline to accept any mandatory
                                          prepayment described above and, under
                                          such circumstances, all amounts that
                                          would otherwise be used to prepay
                                          Tranche B Term Loans above shall be
                                          used to prepay Tranche A Term Loans.
                                          In the event that the Term Loan
                                          Facilities shall have been fully
                                          repaid, the mandatory prepayments
                                          described above shall be applied to
                                          the Revolving Credit Facility (without
                                          any corresponding commitment
                                          reductions except in the case of
                                          prepayments pursuant to clause (i)
                                          above).

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                               The Borrower may prepay the Senior
                                          Credit Facilities in whole or in part
                                          at any time without penalty, subject
                                          to reimbursement of the Lenders'
                                          breakage and redeployment costs in the
                                          case of prepayment of LIBOR
                                          borrowings. Prepayments shall be
                                          applied pro rata to reduce the Tranche
                                          A Term Loans and the Tranche B Term
                                          Loans and within each tranche pro rata
                                          with respect to each remaining
                                          installment of principal. The
                                          unutilized portion of any commitment
                                          under the Senior Credit Facilities in
                                          excess of the Swingline Loans and the
                                          stated amount of all Letters of Credit
                                          may be irrevocably canceled in whole
                                          or in part.

CONDITIONS
PRECEDENT TO
CLOSING: The Closing (and the initial funding) of the Senior Credit Facilities will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent, the Syndication Agent and the Lenders for leveraged financings generally and for this transaction in particular, including, but not limited to, the following:

                                          (i)   Concurrent Transactions;
                                                Documentation. The Equity
                                                Financing and the Senior
                                                Subordinated Notes shall have
                                                been issued on terms reasonably
                                                satisfactory to the
                                                Administrative Agent and the
                                                Syndication Agent pursuant to
                                                definitive documentation in form
                                                and substance reasonably
                                                satisfactory to the
                                                Administrative Agent and the
                                                Syndication Agent. The
                                                Transaction shall have been
                                                consummated on terms reasonably
                                                satisfactory to the
                                                Administrative Agent and the
                                                Syndication Agent pursuant to
                                                the Transaction Documents, and
                                                all conditions precedent to the
                                                consummation of the Transaction
                                                Documents shall have been
                                                satisfied or, with the prior
                                                approval of the Administrative
                                                Agent and the Syndication Agent,
                                                waived. The Borrower and the
                                                Guarantors shall have entered
                                                into the Credit Agreement
                                                Documents in form and substance
                                                reasonably satisfactory to the
                                                Administrative Agent, the
                                                Syndication Agent and the
                                                Lenders, and all conditions
                                                precedent to the initial
                                                borrowings shall have been
                                                satisfied.

                                          (ii)  Capitalization; Etc. After
                                                giving effect to the
                                                Transaction, the Administrative
                                                Agent and the Syndication Agent
                                                shall be reasonably satisfied
                                                with the corporate, capital and
                                                ownership
                                                structure (including articles of
                                                incorporation and by-laws),
                                                stockholders' agreements and
                                                management of the Borrower and
                                                its subsidiaries.
                                                Notwithstanding the foregoing
                                                (a) at Closing, the Borrower
                                                shall have not less than $33
                                                million of availability under
                                                the Revolving Credit Facility,
                                                and (b) the Borrower's pro forma
                                                ratio of total debt/EBITDA shall
                                                not exceed 5.20 to 1.00 (based
                                                upon the Borrower's pro-forma
                                                total debt and trailing 12 month
                                                EBITDA as set forth in the pro
                                                forma financial statements to be
                                                delivered pursuant to (iii) (c)
                                                and (d) below).

                                          (iii) Financial Statements. The
                                                Administrative Agent and the
                                                Syndication Agent shall have
                                                received (a) audited financial
                                                statements of the Borrower and
                                                its subsidiaries for its most
                                                recent three fiscal years, (b)
                                                the most recent unaudited
                                                quarterly financial statements
                                                of the Borrower and its
                                                subsidiaries, (c) an unaudited
                                                pro forma balance sheet of the
                                                Borrower and its subsidiaries
                                                which gives effect to the
                                                Transaction as if it had
                                                occurred on the last day of the
                                                most recently completely fiscal
                                                quarter of the Borrower and its
                                                subsidiaries, and (d) an
                                                unaudited pro forma income
                                                statement of the Borrower and
                                                its subsidiaries (including a
                                                calculation of EBITDA) which
                                                gives effect to the Transaction
                                                for the trailing 12 months of
                                                operations ending on the most
                                                recently completed fiscal
                                                quarter end of the Borrower and
                                                its subsidiaries. All financial
                                                statements shall be prepared in
                                                accordance with the requirements
                                                of Regulation S-X under the
                                                Securities Act of 1933, as
                                                amended, applicable to a
                                                Registration Statement under
                                                such Act on Form S-1.

                                          (iv)  Solvency. The Administrative
                                                Agent and the Syndication Agent
                                                shall have received
                                                certification as to the
                                                financial condition and solvency
                                                of the Borrower and its
                                                subsidiaries after giving effect
                                                to the Transaction, from an
                                                independent firm satisfactory to
                                                the Agent.

                                          (v)   Other Obligations. On or prior
                                                to Closing, (a) all fees and
                                                expenses due and payable to NMS,
                                                NationsBank, the Syndication
                                                Agent, any other Lender and/or
                                                their affiliates pursuant to the
                                                Commitment Letter, the Fee
                                                Letter or otherwise shall have
                                                been paid in full as
                                                contemplated therein, and (b)
                                                the Borrower and the Buyer shall
                                                have complied with all of their
                                                obligations under the Commitment
                                                Letter and the Fee Letter, and
                                                each such letter shall be in
                                                full force and effect.

                                          (vi)  Consents. All governmental,
                                                shareholder and third-party
                                                consents (including
                                                Hart-Scott-Rodino clearance) and
                                                approvals necessary or desirable
                                                in connection with the
                                                Transaction and the other
                                                transactions contemplated hereby
                                                shall have been obtained; all
                                                such consents and approvals
                                                shall be in full force and
                                                effect; and all applicable
                                                waiting periods shall have
                                                expired without any action being
                                                taken by any authority that
                                                could restrain, prevent or
                                                impose any material adverse
                                                conditions on the Transaction or
                                                such other transactions or that
                                                could seek or threaten any of
                                                the foregoing.

                                          (vii) Judgments, Etc. There shall not
                                                exist (a) any order, decree,
                                                judgment, ruling or injunction
                                                which restrains the consummation
                                                of the Transaction in the manner
                                                contemplated by the

                                                Transaction Documents and (b)
                                                any pending or threatened
                                                action, suit, investigation or
                                                proceeding which, if adversely
                                                determined, could reasonably be
                                                expected to materially adversely
                                                affect the ability of the
                                                Borrower or the Guarantors to
                                                perform any of their respective
                                                obligations under the Credit
                                                Agreement Documents or the
                                                ability of the Lenders to
                                                exercise their rights
                                                thereunder.

                                          (viii)Opinions, Etc. The
                                                Administrative Agent and the
                                                Syndication Agent shall have
                                                received (a) satisfactory
                                                opinions of counsel to the
                                                Borrower and the Guarantors
                                                (which shall cover, among other
                                                things, authority, legality,
                                                validity, binding effect and
                                                enforceability of the Credit
                                                Agreement Documents) and such
                                                corporate resolutions,
                                                certificates, and other
                                                documents as the Administrative
                                                Agent shall reasonably require
                                                and (b) satisfactory evidence
                                                that the Administrative Agent
                                                holds a perfected, first
                                                priority lien in all collateral
                                                for the Senior Credit
                                                Facilities, subject to no other
                                                liens except for permitted liens
                                                to be determined.

                                          (ix)  Other Reports. The
                                                Administrative Agent and the
                                                Syndication Agent shall have
                                                received, in form and substance
                                                reasonably satisfactory to it,
                                                all environmental reports, Year
                                                2000 questionnaires, field
                                                audits, and such other reports,
                                                audits or certifications and is
                                                it may reasonably request.

REPRESENTATIONS AND
WARRANTIES:                               Usual and customary for leveraged
                                          financings generally and for this
                                          transaction in particular, including,
                                          but not limited to, the following: (i)
                                          corporate existence and status; (ii)
                                          corporate power and
                                          authority/enforceability; (iii) no
                                          violation of law or contracts or
                                          organizational documents; (iv) no
                                          material litigation; (v) correctness
                                          of specified financial statements and
                                          other information and no material
                                          adverse change; (vi) no required
                                          governmental or third party approvals;
                                          (vii) use of proceeds/compliance with
                                          margin regulations; (viii) status
                                          under Investment Company Act; (ix)
                                          ERISA matters; (x) environmental
                                          matters; (xi) perfected liens and
                                          security interests; (xii) payment of
                                          taxes; (xiii) accuracy of disclosure;
                                          (xiv) Year 2000 preparedness; and (xv)
                                          consummation of the Transaction.

COVENANTS:                                Usual and customary for leveraged
                                          financings generally and for this
                                          transaction in particular, including,
                                          but not limited to, the following: (i)
                                          delivery of financial statements and
                                          other reports; (ii) delivery of
                                          compliance certificates; (iii)
                                          delivery of notices of default,
                                          material litigation and material
                                          governmental and environmental
                                          proceedings; (iv) compliance with laws
                                          (including environmental laws and
                                          ERISA matters) and material
                                          contractual obligations; (v) payment
                                          of taxes; (vi) maintenance of
                                          insurance; (vii) limitation on liens
                                          and negative pledges; (viii)
                                          limitation on mergers, consolidations
                                          and sales of assets; (ix) limitation
                                          on incurrence of debt; (x) limitation
                                          on dividends, stock redemptions and
                                          the redemption and/or prepayment of
                                          other debt; (xi) limitation on
                                          investments (including loans and
                                          advances) and acquisitions; (xii)
                                          limitation on capital expenditures;
                                          (xiii) limitation on transactions with
                                          affiliates; (xiv) satisfactory
                                          interest rate protection, and (xv)
                                          Year 2000 compliance. Each of the
                                          foregoing shall contain certain
                                          mutually agreed upon exceptions as are
                                          customary for leveraged financings
                                          generally.

                                          Financial covenants to include (but
                                          not be limited to):

                                          -     Maintenance  on a rolling four
                                                quarter basis of a Maximum
                                                Leverage Ratio (total debt/
                                                EBITDA),

                                          -     Maintenance on a rolling four
                                                quarters basis of a Minimum
                                                Interest Coverage Ratio (EBITDA
                                                / Interest Expense), and

                                          -     Maintenance on a rolling four
                                                quarter basis of a Minimum Fixed
                                                Charge Coverage Ratio (EBITDA
                                                less capital expenditures) /
                                                (cash interest expense plus
                                                scheduled principal repayments).

EVENTS OF DEFAULT:                        Usual and customary for leveraged
                                          financings generally and for this
                                          transaction in particular, including,
                                          but not limited to, the following
                                          (with customary grace periods to be
                                          mutually agreed upon): (i) nonpayment
                                          of principal, interest, fees or other
                                          amounts, (ii) violation of covenants,
                                          (iii) material inaccuracy of
                                          representations and warranties, (iv)
                                          cross-default to other material
                                          agreements and indebtedness, (v)
                                          bankruptcy and other insolvency
                                          events, (vi) material judgments, (vii)
                                          ERISA matters, (viii) actual or
                                          asserted invalidity of any loan
                                          documentation or security interests,
                                          or (ix) change of control of the
                                          Borrower (to be defined).

ASSIGNMENTS AND
PARTICIPATIONS:                           Each Lender will be permitted to make
                                          assignments in acceptable minimum
                                          amounts to other financial
                                          institutions approved by the Borrower,
                                          which approval shall not be
                                          unreasonably withheld; provided,
                                          however, that the approval of the
                                          Borrower shall not be required in
                                          connection with assignments to other
                                          Lenders or any of their affiliates.
                                          Lenders will be permitted to sell
                                          participations with voting rights
                                          limited to significant matters such as
                                          changes in amount, rate and maturity
                                          date and releases of all or
                                          substantially all of the collateral
                                          and the Guarantors. An assignment fee
                                          of $3,500 shall be payable by the
                                          Lender to the Administrative Agent
                                          upon the effectiveness of any such
                                          assignment (including, but not limited
                                          to, an assignment by a Lender to any
                                          other Lender).

WAIVERS AND
AMENDMENTS:                               Amendments and waivers of the
                                          provisions of the loan agreement and
                                          other definitive credit documentation
                                          will require the approval of Lenders
                                          holding loans and commitments
                                          representing more than 50% of the
                                          aggregate amount of loans and
                                          commitments under the Senior Credit
                                          Facilities, except that (i) the
                                          consent of all of the Lenders affected
                                          thereby shall be required with respect
                                          to (a) increases in the commitment of
                                          such Lenders, (b) reductions of
                                          principal, interest, or fees, (c)
                                          extensions of scheduled maturities or
                                          times for payment, (d) releases of all
                                          or substantially all of the
                                          collateral, and (e) releases of all or
                                          substantially all of the Guarantors,
                                          and (ii) the consent of the Lenders
                                          holding at least 50% each of the
                                          Tranche A Term Facility and the
                                          Tranche B Term Facility shall be
                                          required with respect to any amendment
                                          that changes the allocation of any
                                          payments between the Term Loan
                                          Facilities.

INDEMNIFICATION:                          The Borrower shall indemnify the
                                          Administrative Agent, NMS, CSFB and
                                          the Lenders and their respective
                                          affiliates from and against all
                                          losses, liabilities, claims, damages
                                          or expenses arising out of or relating
                                          to the Transaction, the Senior Credit
                                          Facilities, the Borrower's use of loan
                                          proceeds or the commitments,
                                          including, but not limited to,
                                          reasonable attorneys' fees and
                                          settlement costs (subject to customary
                                          qualifications to be mutually agreed
                                          upon).

GOVERNING LAW:                            New York

FEES/EXPENSES:                            As set forth in Addendum I.

OTHER: This Summary of Terms and Conditions is intended as an outline of certain of the material terms of the Transaction and the Senior Credit Facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby. The Borrower and each Guarantor shall each waive its right to a trial by jury.

                                                                      ADDENDUM I

                               JUNO LIGHTING, INC.

                        INTEREST RATES, FEES AND EXPENSES

                                  APRIL 5, 1999


COMMITMENT FEE                            The Borrower will pay a per annum fee
                                          (the "COMMITMENT FEE") on the unused
                                          portion of the Senior Credit
                                          Facilities at an applicable percentage
                                          as set forth in the Pricing Grid
                                          below. The Commitment Fee is payable
                                          quarterly in arrears commencing upon
                                          Closing. Swingline Loans will not be
                                          deemed to be utilized for purposes of
                                          calculating the Commitment Fee.

INTEREST RATES:                           The Revolving Credit Facilities
                                          shall bear interest at the Borrower's
                                          option of (a) LIBOR, or (b) the Base
                                          Rate (to be defined as the higher of
                                          (i) the NationsBank prime rate and
                                          (ii) the Federal Funds rate plus
                                          .50%); in each case plus an applicable
                                          percentage as set forth in the Pricing
                                          Grid below.

                                          The Borrower may select interest
                                          periods of 1, 2, 3 or 6 months for
                                          LIBOR loans, subject to availability.
                                          Interest shall be payable at the end
                                          of the selected interest period, but
                                          no less frequently than quarterly.

                                          In the event of default under the
                                          Senior Credit Facilities, a default
                                          rate of 2% above the applicable
                                          interest rate shall apply on all
                                          loans.

                                          If during the 30 day period following
                                          the Closing, any breakage costs,
                                          charges or fees are incurred with
                                          respect to LIBOR loans on account of
                                          the syndication of the Senior Credit
                                          Facilities, the Borrower shall
                                          immediately reimburse the
                                          Administrative Agent and the
                                          Syndication Agent for any such costs,
                                          charges or fees. Such right of
                                          reimbursement shall be in addition to
                                          and not in limitation of customary
                                          cost and yield protections.

LETTER OF
CREDIT FEES:                              The Borrower will pay a per annum fee
                                          (the "LETTER OF CREDIT FEE") on the
                                          amount available to be drawn under
                                          each Letter of Credit at an applicable
                                          percentage as set forth in the Pricing
                                          Grid below. Letter of Credit Fees are
                                          payable quarterly in arrears to be
                                          shared proportionately among the
                                          Lenders. The Borrower will also pay a
                                          fronting fee (the "FRONTING FEE") of
                                          0.25% per annum on the amount
                                          available to be drawn under each
                                          Letter of Credit. Fronting Fees are
                                          payable quarterly in arrears for the
                                          sole account of the Fronting Bank.

PRICING GRID:                             Applicable percentages are determined
                                          based upon the Borrower's Leverage
                                          Ratio (defined as total debt/EBITDA).
                                          Set forth below are the LIBOR
                                          applicable percentages for loans
                                          outstanding under the Senior Credit
                                          Facilities, the Letter of Credit Fee
                                          applicable percentage and the
                                          Commitment Fee applicable percentage.
                                          The Base Rate applicable percentages
                                          for loans outstanding under each of
                                          the Senior Credit Facilities will be
                                          1.50% less than the LIBOR Applicable
                                          Percentage set forth in the Pricing
                                          Grid. Swingline Loans will bear
                                          interest at the Base Rate + 0.50%
                                          without regard to the Leverage Ratio.
                                          Prior to the Administrative Agent's
                                          receipt of the Borrower's August 31,
                                          1999 financial statements, the
                                          applicable percentages shall assume a
                                          Leverage Ratio of x > 4.00.
                                                              -


PRICING GRID                                                           APPLICABLE PERCENTAGE
------------------------------------------------------------------------------------------------------------------------
Leverage Ratio = x                              x > 4.00        3.50 < x < 4.00     2.75 < x < 3.50       x < 2.75
                                                  -                  -                   -
Revolving Credit Loans                           2.500%              2.250%             2.000%             1.625%
Tranche A Term Loans                             2.500%              2.250%             2.000%             1.625%
Tranche B Term Loans                             3.000%              3.000%             2.750%             2.750%
Letters of Credit                                2.500%              2.250%             2.000%             1.625%
Commitment Fee                                   0.500%              0.500%             0.500%             0.375%



CALCULATION OF
INTEREST AND FEES:                        Other than calculations in
                                          respect of interest at the Base Rate
                                          (which shall be made on the basis of
                                          actual number of days elapsed in a
                                          365/366 day year), all calculations of
                                          interest and fees shall be made on the
                                          basis of actual number of days elapsed
                                          in a 360 day year.

COST AND YIELD
PROTECTION:                               Customary for transactions and
                                          facilities of this type, including,
                                          without limitation, in respect of
                                          breakage or redeployment costs
                                          incurred in connection with
                                          prepayments, changes in capital
                                          adequacy and capital requirements or
                                          their interpretation, illegality,
                                          unavailability, reserves without
                                          proration or offset and payments free
                                          and clear of withholding or other
                                          taxes.

EXPENSES:                                 The Borrower will pay all reasonable
                                          out-of-pocket costs and expenses
                                          associated with the preparation, due
                                          diligence, administration, syndication
                                          and enforcement of all documentation
                                          executed in connection with the Senior
                                          Credit Facilities, including, without
                                          limitation, the reasonable legal fees
                                          of Jones, Day, Reavis & Pogue, counsel
                                          to the Administrative Agent and the
                                          Syndication Agent. The Borrower will
                                          also pay the expenses of each Lender
                                          in connection with the enforcement of
                                          any of the Credit Agreement Documents.